Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Humanigen, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share
	Equity	Preferred Stock, $0.001 par value per share
	Other	Warrants(1)
	Other	Rights
	Other	Units(2)
	Unallocated (Universal) Shelf	—	Rule 457(o)	(3)	(4)	$200,000,000(4)	0.0000927	$18,540
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
Total Offering Amount/Registration Fee						$200,000,000		$18,540
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fees Due								$18,540

1.	The warrants may be for the purchase of any of the other types of securities that are being registered.
2.	Each unit will consist of one or more common shares, preferred shares, warrants and rights in any combination.
3.	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. Separate consideration may not be received for registered securities that are issuable upon the exercise, conversion or exchange of other securities. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. The aggregate maximum offering price of all securities issued under this Registration Statement will not exceed $200,000,000.
4.	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

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